Exhibit 99.1

NEWS RELEASE	CONTACT: Janine Orf (314) 275-3680 jorf@patriotcoal.com
FOR IMMEDIATE RELEASE
PATRIOT COAL ANNOUNCES RESULTS
FOR THE QUARTER ENDED SEPTEMBER 30, 2010
Summary:
•	Third quarter EBITDA of $13.2 million on lower production; year-to-date EBITDA of $99.0 million

•	Court ruling on selenium lawsuits resulted in $20.7 million charge

•	New Black Oak high-quality metallurgical mine began in September

•	More than 1.0 million tons of met coal sold at favorable prices for 2011 delivery, with more than 5.0 million tons remaining to be priced into a strong market

•	Solid reduction of Appalachian coal inventories sets the stage for a dynamic thermal market in 2011
     ST. LOUIS, October 21 — Patriot Coal Corporation (NYSE: PCX) today reported its financial results for the quarter ended September 30, 2010. The Company reported revenues of $500.7 million, EBITDA of $13.2 million, net loss of $46.0 million and loss per share of $0.51 for the 2010 third quarter. For the nine months ended September 30, 2010, the Company reported revenues of $1.5 billion, EBITDA of $99.0 million, net loss of $55.3 million and loss per share of $0.61. EBITDA for the first nine months of 2010 increased $20.8 million, or 27 percent, compared with the first nine months of 2009.
     “Third quarter production levels were disappointing at Patriot’s underground operations, due to increased regulatory activities and geological issues. Operational and commercial improvements partially offset those issues, and we again saw double-digit EBITDA per ton in the Appalachia segment, for the fifth consecutive quarter. Moreover, in September we began production at our new Black Oak metallurgical mine,” said President & Chief Executive Officer Richard M. Whiting. “In September, Charles Ebetino, Jr. assumed the role of Chief Operating Officer, and we look forward to positive results as he applies his experience to Patriot’s operations.”
     “The third quarter proved to be very demanding for Patriot. Continued regulatory changes, as well as geological challenges at several of our mines, caused our production to be lower than we had anticipated. Absolute costs were in-line with our expectations, so the lower production resulted in a higher cost per ton for the third quarter,” noted Patriot Senior Vice President and Chief Financial Officer Mark N. Schroeder. “Looking to the fourth quarter, we expect our production level to rebound, resulting in lower per-ton costs and improved margins.”
     “Demand and pricing for all of our metallurgical products remain very strong, as we move through the negotiation period for 2011 deliveries,” continued Whiting. “Regarding thermal markets, many factors point to a much tighter market for Appalachian coal as we enter 2011. The entire coal industry in the eastern U.S. is seeing the impact of external forces on productivity levels, setting the stage for completely different market dynamics when utility buyers return to the marketplace for additional 2011 volume. Coal is still the workhorse for U.S. electricity generation, especially in the peak seasons, and current inventories are not positioned to absorb extra demand this coming winter.”
Financial Overview
     Sales in the third quarter totaled 7.5 million tons, including 5.9 million tons of thermal and 1.6 million tons of metallurgical coal. Total sales were lower than the 7.8 million tons sold in the third quarter of 2009, which included 6.3 million tons of thermal and 1.5 million tons of metallurgical coal. As a result of strong global met coal demand, 76 percent of Patriot’s third quarter met shipments moved to export markets.
     Revenues in the 2010 third quarter were $500.7 million, compared with $506.2 million in the prior year third quarter. Slightly lower revenues in the 2010 third quarter compared with the prior year largely resulted from lower sales volume, partially offset by higher average selling prices.
     EBITDA in the 2010 third quarter was $13.2 million, compared with $25.4 million in the same quarter of 2009. Lower EBITDA resulted primarily from reduced volume associated with the current quarter production shortfall. EBITDA for the third quarter 2009 benefited from gains related to renegotiated sales agreements.

     Operating cost per ton totaled $58.35 in the 2010 third quarter, compared with $54.70 in the prior year third quarter. Increased cost per ton in the 2010 quarter was primarily due to the lower production divisor.
     Production at several underground mines in the 2010 third quarter was lower due to major moves of both longwalls, heightened regulatory oversight, new regulatory interpretations and geological conditions. The Federal longwall was idled for almost two weeks during the quarter as a result of a ventilation change required by regulatory authorities in an area of the mine that did not require sampling under prior interpretations of the law. The Panther complex experienced lower production as a result of the scheduled extended longwall move, exacerbated by equipment start-up issues. On a combined basis, production from the Federal and Panther longwalls was lower than normalized run-rates by more than 400,000 tons, or about 25 percent, in the third quarter.
     During the 2010 third quarter, the Federal District Court in Huntington, West Virginia ruled on selenium lawsuits brought by various environmental constituencies against the Company’s Apogee and Hobet subsidiaries. Pursuant to the court order, Apogee was ordered, among other things, to install a biological-based fluidized bed reactor system to treat selenium discharges at certain affected outfalls. Additionally, Hobet was ordered to submit and implement a treatment plan to come into compliance with applicable selenium discharge limits under its Hobet 22 permit. As a result of this order, the Company recognized a charge of $20.7 million, which is expected to be spent over the estimated operating life of the treatment system. The charge was included in reclamation and remediation obligation expense in the 2010 third quarter. Additionally, the Company estimates the capital investment required as part of the order will be approximately $50.0 million.
     Accretion related to shipments on below-market sales and purchase contracts obtained in the Magnum Coal acquisition in July 2008 totaled $30.9 million in the third quarter of 2010, compared with $94.0 million in the prior year. Lower accretion in 2010 resulted because certain contracts acquired with Magnum expired at the end of 2009, and the associated accretion was fully recognized by that time.
Credit and Capital
     As of September 30, 2010, Patriot had a cash balance of $208.2 million and no borrowings on its revolving credit facility or its receivables securitization program. Available liquidity was just over $400 million at September 30, 2010.

     Capital expenditures totaled $30.9 million in the 2010 third quarter and $94.6 million year-to-date. Capital expenditures in the third quarter included spending at the Black Oak mine, which began producing high-quality metallurgical coal in early September.
Safety
     During the quarter, the Wells preparation plant received the prestigious Sentinels of Safety Award for outstanding safety performance in the large coal processing facility group. The Wells preparation plant processes over three million tons of metallurgical coal on an annual basis.
     Sentinels of Safety Awards are co-sponsored by the Mine Safety and Health Administration and the National Mining Association. The Awards recognize achievement of strong safety records in mining operations and are granted based on the highest hours worked in a calendar year without a lost-time injury. Each year, one facility is recognized in each of ten award categories.
Market Overview
     “Metallurgical coal markets are among the strongest and most sustained we have seen in several decades. Internationally, steel production has not only rebounded from the lows of 2009, but is near the robust levels of 2008. As has been well-documented, the rapid growth in worldwide steel production has been driven by China, which has put substantial demand and pricing pressure on all international met coal markets,” continued Whiting. “And China’s strong demand for met coal imports continues in 2010, with its imports for the first eight months of 2010 far outpacing the robust rate of 2009. Year-to-date through August, China has imported nearly 30 million tons of met coal, compared with just over 20 million tons a year ago.”
     “In the domestic market, steel mill utilization now stands at just under 70 percent, with U.S. coke plants running near capacity. This means that met coal demand at domestic steel mills is also solid,” stated Whiting.
     “These international and domestic steel production levels are very positive signs as we discuss 2011 contracts with our customers,” noted Whiting. “As evidence of current market conditions, since our last quarterly earnings call we have booked more than 1.0 million tons of met coal for 2011 delivery at an average price of more than $140 at the mine, raising our average 2011 priced metallurgical coal to $119 per ton. Importantly, more than half of these newly booked tons represent our Panther-type met product. We expect pricing to remain at elevated levels as we conclude our 2011 pricing.”

     “Turning to thermal markets, cooling degree days in the eastern U.S. in the last five months were 36 percent above normal levels. And as a result, Central Appalachian inventories now stand at the low end of the five-year range,” added Whiting. “As we have stated previously, we believe that increasing customer demand and lower inventory levels, coupled with supply constraints, will result in strengthening markets for high-Btu Central Appalachian thermal coal as we move into 2011.”
     “As a reminder, Patriot has leverage to rising coal prices as two significant underwater legacy customer contracts covering 6.5 million tons expire by the end of 2012,” concluded Whiting. “Assuming current market pricing, we expect incremental EBITDA of around $50 million in 2012 and $150 million in 2013 as these tons are re-priced.”
Outlook
     As with most Appalachian producers, production levels are difficult to predict due to the changing regulatory requirements. The Company currently anticipates sales volume in the range of 8.0 to 8.4 million tons for the fourth quarter of 2010. This includes metallurgical coal sales of 1.9 to 2.1 million tons at an average price of $116 per ton, Appalachia thermal coal sales of 4.3 to 4.5 million tons at an average price of $57 per ton, and Illinois Basin thermal coal sales of 1.7 to 1.9 million tons at an average price of $40 per ton. Cost per ton for the 2010 fourth quarter is expected to be in the range of $59.00 to $61.00 for the Appalachia segment. Cost per ton for the Illinois Basin segment is expected to be in the $41.00 to $43.00 range for the fourth quarter.
     ”Looking forward, we have more than 4.5 million tons of thermal coal for 2011 delivery available to be priced. A solid reduction of Appalachian coal inventories in recent months sets the stage for a dynamic thermal market in 2011. This lines up well with our unpriced thermal position, which is weighted toward the back half of 2011,” continued Schroeder. “On the metallurgical side, we have more than 5.0 million tons of met coal for 2011 delivery available to be priced in a very tight market. Assuming that the met coal market remains strong, we anticipate continuing our expansion of met production in 2011. As a result, we expect our total met sales in 2011 will exceed 8.0 million tons.”

     Average selling prices of currently priced tons for 2011 and 2012 are as follows:

(Tons in millions)	2011		2012
	Tons	Price per ton	Tons	Price per ton
Appalachia — thermal	11.9	$55	7.5	$57
Illinois Basin — thermal	6.4	$40	1.5	$48
Appalachia — met	2.7	$119	0.0	NA

Total	21.0		9.0

     Priced thermal business for 2011 and 2012 includes 8.3 million tons and 4.7 million tons, respectively, related to legacy contracts priced significantly below the current market.
Conference Call
     Management will hold a conference call to discuss the third quarter results on October 21, 2010, at 10:00 a.m. Central Daylight Time. The conference call can be accessed by dialing 800-230-1766, or through the Patriot Coal website at www.patriotcoal.com. International callers can dial 612-288-0329 to access the conference call. A replay of the conference call will be available on the Company’s website and also by telephone, at 800-475-6701 for domestic callers or 320-365-3844 for international callers, access code 174248.
About Patriot Coal
Patriot Coal Corporation is a leading producer and marketer of coal in the eastern United States, with 14 current mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.8 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.
Forward Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: price volatility and demand, particularly in higher margin products; geologic, equipment and operational risks associated with mining; changes in general economic conditions, including coal and power market conditions; coal mining laws and regulations; the availability and costs of competing energy resources; legislative and regulatory developments; risks associated with environmental laws and compliance, including selenium-related matters; developments in greenhouse gas emission regulation and treatment; labor availability and relations; the outcome of pending or future litigation; changes in the costs to provide healthcare to eligible active employees and certain retirees under postretirement benefit obligations; changes in contribution requirements to multi-employer retiree healthcare and pension funds; reductions of purchases or deferral of shipments by major customers; availability and costs of credit; customer performance and credit risks; inflationary trends; worldwide economic and political conditions; downturns in consumer and company spending; supplier and contract miner performance and the availability and cost of key equipment and commodities; availability and costs of transportation; the Company’s ability to replace coal reserves; the outcome of commercial negotiations involving sales contracts or other transactions; our ability to respond to changing customer preferences; failure to comply with debt covenants; the effects of mergers, acquisitions and divestitures; and weather patterns affecting energy demand. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K and Form 10-Q reports.
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Condensed Consolidated Statements of Operations (Unaudited) For the Three Months Ended September 30, 2010 and 2009 and June 30, 2010

(In thousands, except share and per share data)

	Three Months Ended
	September 30,	June 30,	September 30,
	2010	2010	2009
Tons sold	7,483	8,066	7,834

Revenues
Sales	$496,271	$533,800	$493,147
Other revenues	4,412	5,192	13,042

Total revenues	500,683	538,992	506,189
Costs and expenses
Operating costs and expenses	480,677	502,959	469,521
Depreciation, depletion and amortization	44,782	50,350	50,413
Reclamation and remediation obligation expense	31,291	11,004	9,206
Sales contract accretion	(30,927)	(33,735)	(93,988)
Restructuring and impairment charge	167	14,838	—
Selling and administrative expenses	10,323	13,198	11,272
Net gain on disposal or exchange of assets	(3,531)	(17,759)	(10)

Operating profit (loss)	(32,099)	(1,863)	59,775
Interest expense	16,952	14,795	10,656
Interest income	(3,128)	(3,249)	(3,723)

Income (loss) before income taxes	(45,923)	(13,409)	52,842
Income tax provision	70	165	—

Net income (loss)	$(45,993)	$(13,574)	$52,842

Weighted average shares outstanding
Basic	90,968,377	90,863,950	90,277,301
Effect of dilutive securities	—	—	794,839

Diluted	90,968,377	90,863,950	91,072,140

Earnings (loss) per share, basic and diluted
Basic	$(0.51)	$(0.15)	$0.59
Diluted	$(0.51)	$(0.15)	$0.58
EBITDA	$13,214	$40,594	$25,406

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Statements of Operations (Unaudited) For the Nine Months Ended September 30, 2010 and 2009

(In thousands, except share and per share data)

	Nine Months Ended September 30,
	2010	2009
Tons sold	23,144	24,561

Revenues
Sales	$1,494,279	$1,501,034
Other revenues	12,653	41,087

Total revenues	1,506,932	1,542,121
Costs and expenses
Operating costs and expenses	1,416,679	1,432,458
Depreciation, depletion and amortization	144,744	155,749
Reclamation and remediation obligation expense	53,141	23,268
Sales contract accretion	(89,970)	(232,516)
Restructuring and impairment charge	15,005	—
Selling and administrative expenses	36,295	35,518
Net gain on disposal or exchange of assets	(45,086)	(4,071)

Operating profit (loss)	(23,876)	131,715
Interest expense	40,779	28,386
Interest income	(9,819)	(13,046)

Income (loss) before income taxes	(54,836)	116,375
Income tax provision	470	—

Net income (loss)	$(55,306)	$116,375

Weighted average shares outstanding
Basic	90,889,782	82,753,236
Effect of dilutive securities	—	558,338

Diluted	90,889,782	83,311,574

Earnings (loss) per share, basic and diluted
Basic	$(0.61)	$1.41
Diluted	$(0.61)	$1.40
EBITDA	$99,044	$78,216

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited) For the Three Months Ended September 30, 2010 and 2009 and June 30, 2010

	Three Months Ended
	September 30,	June 30,	September 30,
	2010	2010	2009
Tons Sold (In thousands)
Appalachia Mining Operations	5,985	6,431	6,124
Illinois Basin Mining Operations	1,498	1,635	1,710

Total	7,483	8,066	7,834

Revenue Summary (Dollars in thousands)
Appalachia Mining Operations	$434,048	$464,801	$427,230
Illinois Basin Mining Operations	62,223	68,999	65,917
Appalachia Other	4,412	5,192	13,042

Total	$500,683	$538,992	$506,189

Revenues per Ton — Mining Operations
Appalachia	$72.52	$72.28	$69.76
Illinois Basin	41.54	42.20	38.55
Total	66.32	66.18	62.95
Operating Costs per Ton — Mining Operations (1)
Appalachia	$61.87	$60.14	$59.22
Illinois Basin	44.27	43.14	38.52
Total	58.35	56.69	54.70
Segment Adjusted EBITDA per Ton — Mining Operations
Appalachia	$10.65	$12.14	$10.54
Illinois Basin	(2.73)	(0.94)	0.03
Total	7.97	9.49	8.25

	Dollars in thousands
Past Mining Obligation Expense	$42,551	$44,475	$39,994
Capital Expenditures (Excludes Acquisitions)	30,908	28,562	19,348
(1) Operating costs are the direct costs of our mining operations, excluding costs for past mining obligations, reclamation and remediation obligations, depreciation, depletion and amortization, restructuring and impairment charge and net sales contract accretion.
This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited) For the Nine Months Ended September 30, 2010 and 2009

	Nine Months Ended September 30,
	2010	2009
Tons Sold (In thousands)
Appalachia Mining Operations	18,265	19,261
Illinois Basin Mining Operations	4,879	5,300

Total	23,144	24,561

Revenue Summary (Dollars in thousands)
Appalachia Mining Operations	$1,289,229	$1,295,775
Illinois Basin Mining Operations	205,050	205,259
Appalachia Other	12,653	41,087

Total	$1,506,932	$1,542,121

Revenues per Ton — Mining Operations
Appalachia	$70.58	$67.27
Illinois Basin	42.03	38.73
Total	64.56	61.11
Operating Costs per Ton — Mining Operations (1)
Appalachia	$59.05	$58.06
Illinois Basin	41.79	37.41
Total	55.41	53.60
Segment Adjusted EBITDA per Ton — Mining Operations
Appalachia	$11.53	$9.21
Illinois Basin	0.24	1.32
Total	9.15	7.51

	Dollars in thousands
Past Mining Obligation Expense	$130,492	$112,005
Capital Expenditures (Excludes Acquisitions)	94,600	54,167
(1) Operating costs are the direct costs of our mining operations, excluding costs for past mining obligations, reclamation and remediation obligations, depreciation, depletion and amortization, restructuring and impairment charge and net sales contract accretion.
This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets September 30, 2010 and December 31, 2009

(Dollars in thousands)

	September 30,	December 31,
	2010	2009
	(Unaudited)
Cash and cash equivalents	$208,203	$27,098
Receivables	220,985	188,897
Inventories	87,753	81,188
Other current assets	20,382	14,366

Total current assets	537,323	311,549
Net property, plant, equipment and mine development	3,161,514	3,161,254
Notes receivable	75,320	109,137
Investments and other assets	54,866	36,223

Total assets	$3,829,023	$3,618,163

Current portion of debt	$4,699	$8,042
Accounts payable and accrued liabilities	431,995	406,351
Below market sales contracts acquired	89,865	150,441

Total current liabilities	526,559	564,834
Long-term debt, less current maturities	449,700	197,951
Below market sales contracts acquired, noncurrent	108,902	156,120
Other noncurrent liabilities	1,836,057	1,763,764

Total liabilities	2,921,218	2,682,669
Common stock, paid-in capital and retained earnings	1,140,861	1,184,670
Accumulated other comprehensive loss	(233,056)	(249,176)

Total stockholders’ equity	907,805	935,494

Total liabilities and stockholders’ equity	$3,829,023	$3,618,163

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Statements of Cash Flows (Unaudited) For the Nine Months Ended September 30, 2010 and 2009

(Dollars in thousands)

	Nine Months Ended September 30,
	2010	2009
Cash Flows from Operating Activities
Net income (loss)	$(55,306)	$116,375
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	144,744	155,749
Sales contract accretion	(89,970)	(232,516)
Net gain on disposal or exchange of assets	(45,086)	(4,071)
Impairment charge	2,823	—
Changes in working capital and other	65,779	3,951

Net cash provided by operating activities	22,984	39,488

Cash Flows from Investing Activities
Additions to property, plant, equipment and mine development	(94,600)	(54,167)
Additions to advance mining royalties	(14,768)	(11,331)
Investment in joint venture	(300)	—
Proceeds from notes receivable	25,100	3,000
Proceeds from disposal or exchange of assets	1,526	4,768
Other	—	447

Net cash used in investing activities	(83,042)	(57,283)

Cash Flows from Financing Activities
Proceeds from debt offering, net of discount	248,198	—
Proceeds from equity offering, net of costs	—	89,077
Proceeds from coal reserve financing transaction	17,700	—
Short-term debt payments	—	(23,000)
Long-term debt payments	(6,237)	(4,489)
Deferred financing costs	(20,972)	—
Proceeds from employee stock programs	2,474	1,971

Net cash provided by financing activities	241,163	63,559

Net increase in cash and cash equivalents	181,105	45,764
Cash and cash equivalents at beginning of period	27,098	2,872

Cash and cash equivalents at end of period	$208,203	$48,636

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Reconciliation of Net Income (Loss) to EBITDA (Unaudited) For the Three and Nine Months Ended September 30, 2010 and 2009 and the Three Months Ended June 30, 2010

(Dollars in thousands)

	Three Months Ended
	September 30,	June 30,	September 30,
Reconciliation of net income (loss) to EBITDA:	2010	2010	2009
Net income (loss)	$(45,993)	$(13,574)	$52,842
Depreciation, depletion and amortization	44,782	50,350	50,413
Reclamation and remediation obligation expense	31,291	11,004	9,206
Sales contract accretion, net	(30,927)	(33,735)	(93,988)
Restructuring and impairment charge	167	14,838	—
Interest expense	16,952	14,795	10,656
Interest income	(3,128)	(3,249)	(3,723)
Income tax provision	70	165	—

EBITDA	$13,214	$40,594	$25,406

	Nine Months Ended September 30,
Reconciliation of net income (loss) to EBITDA:	2010	2009
Net income (loss)	$(55,306)	$116,375
Depreciation, depletion and amortization	144,744	155,749
Reclamation and remediation obligation expense	53,141	23,268
Sales contract accretion, net	(89,970)	(232,516)
Restructuring and impairment charge	15,005	—
Interest expense	40,779	28,386
Interest income	(9,819)	(13,046)
Income tax provision	470	—

EBITDA	$99,044	$78,216

EBITDA is defined as net income before deducting interest income and expense, income taxes, reclamation and remediation obligation expense, depreciation, depletion and amortization, restructuring and impairment charge and net sales contract accretion. We have included information concerning EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance. Because EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies. The table above reflects the Company’s calculation of EBITDA.
This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.